EXHIBIT 11

                  SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE



                                                                           Year Ended December 31,
                                                                1995                 1994                 1993
                                                           --------------       --------------       ---------

NET INCOME......................................... $21,304,000          $34,443,000          $27,295,000

EARNINGS PER COMMON SHARE.......................... $1.22                $2.20                $1.83
                                                    =====                =====                =====

Weighted Average Number
of Common Shares................................... 17,414,000           15,678,000           14,939,000

                                                                         ********************
PRIMARY EARNINGS
PER COMMON AND COMMON
SHARE EQUIVALENTS.................................. $1.20                $2.15                $1.79
                                                    =====                =====                =====


Weighted Average Number
of Common and Common
equivalent shares.................................. 17,788,000           15,984,000           15,248,000

                                                                         ********************
FULLY DILUTED PRIMARY EARNINGS
PER COMMON AND COMMON
SHARE EQUIVALENTS.................................. $1.19                $2.15                $1.78
                                                    =====                =====                =====

Weighted Average Number of
Common and Common equivalent shares
assuming full dilution............................. 17,861,000           16,026,000           15,333,000



Note: Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.


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